Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT:	Larry Waisanen (703) 480-3670

Lafarge North America Reports Second-Quarter Results and Increases Quarterly
Cash Dividend

HERNDON, VA, July 31, 2003—Lafarge North America Inc. (NYSE & TSX: LAF), the leading supplier of construction materials in the U.S. and Canada, today reported second-quarter 2003 net income of $73.9 million, or $1.00 per share diluted. These results compare with second-quarter 2002 net income of $107 million, or $1.44 per share diluted, which included $20.6 million in divestment gains realized primarily from the sale of certain of the company’s concrete products businesses. Excluding these gains, net income for the second quarter 2002 was $86.4 million, or $1.16 per share diluted.

Second-quarter results reflect lower operating profits in the construction materials segment caused by unfavorable weather conditions and economic weakness in some markets. In addition, the results for the quarter include pretax charges of $17.2 million, or $0.15 per share diluted, consisting of: $7.8 million, or $0.07 per share diluted, primarily related to foreign exchange and divestment losses; $3.6 million, or $0.03 per share diluted, in corporate interest expenses due to the strengthening of the Canadian dollar; and an increase of $5.8 million, or $0.05 per share diluted, in expenses for pension and post-retirement costs.

“We continued to feel the effects of poor weather in the second quarter as record spring rainfalls slowed construction and paving activities in many of our markets,” said Philippe Rollier, president and chief executive officer of Lafarge North America. “While the results for the first half of the year are disappointing, we are encouraged by the pickup in shipments during the past two months. Assuming favorable weather conditions during the balance of the year, we expect results for the second half of 2003 to be stronger than last year.”

On July 3, 2003, Lafarge North America announced the sale of its wholly owned cement subsidiary Lafarge Florida Inc. to Florida Rock Industries, Inc. In accordance with SFAS 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” beginning this quarter the company is reporting results from Lafarge Florida Inc. as discontinued operations. Net income from Lafarge Florida Inc. during the second quarter was $3.3 million, or $0.04 per share diluted, compared with net income of $3.1 million, or $0.04 per share diluted, in the second quarter 2002. Net sales for the quarter were down 1 percent to $861.7 million from $868.3 million during the same period last year. Excluding the impact of the stronger Canadian dollar, consolidated sales declined 4 percent compared with the same period in 2002. U.S. net sales decreased 8 percent compared with the same period a year ago, while Canadian net sales increased 3 percent in local currency.

Second-Quarter Results by Operating Segment

Construction Materials

The construction materials segment reported an operating profit of $52.0 million in the quarter compared with $70.9 million during the second quarter 2002. Revenue during the quarter was $519.3 million, 1 percent below last year. Excluding the favorable impact of the exchange rate, revenues were down 5 percent from 2002.

All product lines experienced lower income from operations year-over-year primarily due to lower volumes. Although lower than the first quarter, higher natural gas, electricity and diesel fuel prices continued to affect profit margins. In addition, losses associated with portable highway paving operations contributed to the lower results. Improved prices in all product lines partially offset these effects.

Aggregate (crushed stone, sand and gravel) shipments were 31.5 million tons, 4 percent below 2002. Slightly higher sales in the U.S. were offset by lower shipments in Canada due to timing of project contracts on the west coast and wet spring weather. In addition, volumes in 2002 included shipments associated with two major highway projects in Alberta that were completed during the year.

Ready-mixed concrete volumes were down 4 percent from the same time last year to 3 million cubic yards. Sales volumes in Canada were up 7 percent as a result of project work and the generally stronger Canadian economy, while U.S. sales volumes declined 15 percent due to wet weather in Maryland and weaker demand in the New York, Colorado and Missouri markets.

Asphalt and asphalt paving sales volumes were down 14 percent and 8 percent respectively compared with last year. Demand in the U.S. fell 20 percent due to weather-related project delays as well as weaker economic conditions in the New York and Colorado markets. The company is reducing the scope of its portable highway paving activities in certain western states due to unfavorable market conditions and the resulting negative impacts on operating performance. Operating losses during the quarter related to these paving operations totaled approximately $6 million, or $0.05 per share diluted.

Cement and Cement-Related Products

Operating income during the second quarter from cement and cement-related product operations, excluding Lafarge Florida Inc., was up 9 percent to $104.4 million from $95.7 million in 2002. The results reflect lower manufacturing costs as well as the favorable effect of the stronger Canadian dollar.

Net sales were $326 million, an increase of 1 percent compared with 2002. Excluding the favorable impact of the exchange rate, revenues were down 1 percent from the same period last year.

Lower fuel costs at the company’s Exshaw, Alberta, cement plant, as well as lower maintenance expenses, due in part to timing, contributed positively to earnings. Manufacturing costs also improved year-over-year due to lower costs at the modernized Sugar Creek, Missouri, plant and the absence of costs related to a labor impasse at the Bath, Ontario, plant during 2002.

Total cement sales volumes during the quarter, including Lafarge Florida Inc., decreased 1 percent overall compared with last year. U.S. volumes were down 3 percent to 2.9 million tons while Canadian volumes were up 6 percent to 928,000 tons. Prices during the quarter were essentially flat compared with last year as softness in U.S. market prices offset the gains from price increases implemented in Canada.

The company expects to record two significant gains during the second half of the year. The sale of Lafarge Florida Inc. is expected to close by the end of the third quarter 2003. Following the closing, a pretax gain of approximately $90 million is expected to be recorded in connection with this divestiture. Also, in July 2003, the company reached an agreement with the City of Detroit, Michigan, on the relocation of one of its cement terminals and will record a pretax gain of approximately $30 million during the third quarter in connection with this transaction.

Gypsum

The gypsum segment posted a $3.3 million operating loss for the quarter compared with a loss of $2.4 million in the second quarter 2002 and a loss of $5.4 million in the first quarter 2003. The loss was primarily due to lower sales volumes and higher energy costs. Drywall shipments during the period were 502 million square feet (msf), 4 percent lower compared with last year, as an unusually wet spring delayed the start of residential construction in most eastern markets. However, shipments during June 2003 exceeded those made during June 2002, and volumes are expected to be strong over the next several months as demand for residential gypsum wallboard products regains momentum during the second half of the year.

Although down slightly from $97.80 per msf last year, the average mill net price of $95.30 per msf during the second quarter was an improvement over first quarter 2003 pricing levels. Prices during June increased to an average of $97.50 per msf, and the company has announced a further price increase of 10 percent, scheduled to go into effect during August 2003.

Although the expected savings from the idling of the Wilmington, Delaware, plant were achieved in the quarter, they were partially offset by higher natural gas prices.

Consolidated Six-Month Results

For the first half 2003, Lafarge North America recorded a net loss of $13.2 million, or $0.18 per share diluted, compared with net income of $53.7 million, or $0.72 per share diluted, during the same period last year. Excluding the effect of divestment gains realized primarily from the sale of certain of the company’s concrete products businesses, net income for the first half 2002 was $31 million, or $0.42 per share diluted.

Net income from Lafarge Florida Inc. during the six-month period was $6.9 million, or $0.09 per share diluted, compared with net income of $6.0 million, or $0.08 per share diluted in 2002.

Consolidated net sales for the first half 2003 were $1,273.4 million, down 2 percent from the first half 2002. Excluding the favorable impact of the Canadian dollar, net sales were down 4 percent from last year.

Compared with the same period last year, Lafarge North America’s financial position has strengthened. At the end of the quarter, the company’s total debt was $1,045.6 million compared with $996.2 million at the end of the second quarter last year. Including cash and short-term investments of $404 million in 2003, and $178.4 million in 2002, net debt was $641.6 million as of June 30, 2003 compared with $817.7 million as of June 30, 2002.

Outlook

As weather conditions improved toward the end of the second quarter, product line volumes strengthened considerably and this trend is expected to continue during the third quarter.

Overall, Canadian market demand and prices are expected to remain stronger than those in the U.S. Paving construction activity in Ontario is expected to continue its recovery from 2002 levels, and orders going into the second half 2003 are significantly higher than at the same time last year.

In the U.S., general weakness in commercial construction, as well as road and highway construction in some states, is expected to continue. The company will maintain its strong emphasis on performance improvements and cost controls to mitigate the effects of lower demand.

The company expects its performance during the second half 2003 to be stronger than during the same period in 2002; however, the slow start experienced during the first part of the year and uncertainty associated with fourth-quarter weather conditions will make it difficult for the company to reach the full-year earnings estimates made earlier in the year.

As discussed above, the company also expects to record two significant gains totaling approximately $120 million during the second half of the year.

Quarterly Dividend Increased

Reflecting its confidence in the company’s long-term prospects, the recent reduction in the federal tax rate on dividends, and the length of time since the last increase, the Board of Directors today declared an increase of 33 percent in quarterly cash dividends. The new quarterly cash dividend is twenty cents ($0.20) per share of Lafarge North America common stock, up from fifteen cents ($0.15) per share in each of the previous 19 quarters. The dividend is payable on September 2, 2003 to shareholders of record on August 15, 2003. The increased dividend is equivalent to an annual rate of $0.80 per share.

Conference Call

Lafarge North America will broadcast its earnings conference call over the Internet beginning at 11 a.m., Eastern Daylight Time on Friday, August 1, 2003. Interested investors may log on to the company’s Web site for further information at www.lafargenorthamerica.com. The conference call will also be archived on the company’s Web site after the event.

Profile

Lafarge North America is the U.S. and Canada’s largest diversified supplier of construction materials such as cement and cement-related products, ready-mixed concrete, gypsum wallboard, aggregates, asphalt and concrete products. The company’s materials are used in residential, commercial, institutional and public works construction across the U.S. and Canada. In 2002, net sales exceeded $3.25 billion.

Lafarge North America’s majority shareholder is Lafarge (Paris Stock Exchange: LG; NYSE: LR). The Lafarge Group is the world leader in building materials, with 77,000 employees in 75 countries. It holds top-ranking positions in all four of its divisions: first in Cement; second in Aggregates and Concrete; first in Roofing; and third in Gypsum. In 2002, the Lafarge Group recorded sales of more than 14.6 billion euros.

Statements made in this press release that are not historical facts are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions (“Factors”), which are difficult to predict. Some of the Factors that could cause actual results to differ materially from those expressed in the forward-looking statements include, but are not limited to: the cyclical nature of the Company’s business; national and regional economic conditions in the U.S. and Canada; Canadian currency fluctuations; seasonality of the Company’s operations; levels of construction spending in major markets; supply/demand structure of the industry; competition from new or existing competitors; unfavorable weather conditions during peak construction periods; changes in and implementation of environmental and other governmental regulations; our ability to successfully identify, complete and efficiently integrate acquisitions; our ability to successfully penetrate new markets; and other Factors disclosed in the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission. In general, the Company is subject to the risks and uncertainties of the construction industry and of doing business in the U.S. and Canada. The forward-looking statements are made as of this date and the Company undertakes no obligation to update them, whether as a result of new information, future events or otherwise.

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Visit the Lafarge North America web site at www.lafargennorthamerica.com

LAFARGE NORTH AMERICA INC.

Consolidated Income Statement Information (1)
(unaudited and in thousands, except per share amounts)

	Quarter Ended June 30		6 Months Ended June 30

	2003	2002	2003	2002

Net Sales from Continuing Operations Construction materials	$519,309	$522,283	$747,934	$757,221
Cement and cement-related products	325,923	321,932	474,811	475,646
Gypsum	60,337	62,499	117,496	120,756
Eliminations	(43,878)	(38,388)	(66,811)	(58,251)

Total Net Sales from Continuing Operations	$861,691	$868,326	$1,273,430	$1,295,372

Income (Loss) from Continuing Operations Construction materials	52,017	70,893	$(15,320)	$18,646
Cement and cement-related products	104,430	95,674	73,969	87,485
Gypsum	(3,237)	(2,384)	(8,677)	(4,820)

	153,210	164,183	49,972	101,311
Corporate and unallocated expenses(2)	(26,495)	10,504	(43,214)	34

Total Income (Loss) from Continuing Opertions Before Interest and Taxes	126,715	174,687	6,758	101,345
Minority interest	(1,909)	(2,463)	(3,584)	(4,696)
Interest expense, net	(13,977)	(12,582)	(27,003)	(22,160)

Earnings (Loss) from Continuing Operations Before Income Taxes	110,829	159,642	(23,829)	74,489
Income tax benefit (expense)	(40,255)	(55,678)	6,946	(26,848)

Net Income (Loss) from Continuing Operations	70,574	103,964	(16,883)	47,641
Income from discontinued operations, net of tax(3)	3,299	3,069	6,944	6,049
Change in accounting principle, net of tax	—	—	(3,214)	—

Net Income (Loss)	$73,873	$107,033	$(13,153)	$53,690

Net Income (Loss) per Common Equity Share Basic	$1.01	$1.47	$(0.18)	$0.74
Diluted	$1.00	$1.44	$(0.18)	$0.72

Average Number of Common Equity Shares Outstanding Basic	73,168	72,829	73,152	72,593
Diluted	73,619	74,468	73,152	74,216

NOTES:
(1)	Because of seasonal, weather-related conditions in several of the company’s marketing areas, earnings of any one quarter should not be considered as indicative of the results for a full year.
(2)	Corporate and unallocated expenses for the quarter and 6 months ended June 30, 2003 include losses of $2.4 million and $1.9 million on divestitures of non-strategic businesses and other assets, compared to gains of $31.5 million and $34.6 million reflected in the quarter and 6 months ended June 30, 2002.
(3)	Income from discontinued operations relates to Lafarge Florida Inc. which is classified as “held-for-sale”.

Consolidated Balance Sheet Information
(unaudited and in thousands)

	June 30		December 31

	2003	2002	2002

Assets from Continuing Operations:
Cash, cash equivalents and short-term investments	$404,031	$178,448	$373,370
Other current assets	1,146,108	1,066,018	876,777
Property, plant and equipment, net	2,294,346	2,244,797	2,221,650
Other long-term assets	763,198	758,865	739,219

Total Assets from Continuing Operations	4,607,683	4,248,128	4,211,016
Assets from Discontinued Operations:(1)
Net current assets	19,279	8,174	8,493
Net noncurrent assets	14,160	15,136	14,719

Total Assets from Discontinued Operations	33,439	23,310	23,212

Total Assets	$4,641,122	$4,271,438	$4,234,228

Liabilities from Continuing Operations:
Short-term debt	$327,851	$324,395	$136,120
Other current liabilities	468,530	507,827	520,283
Long-term debt	717,812	671,771	671,048
Other long-term liabilities	807,001	652,420	742,788
Shareholders’ equity	2,317,107	2,110,392	2,159,651

Total Liabilities from Continuing Operations	4,638,301	4,266,805	4,229,890
Current Liabilities from Discontinued Operations(1)	2,821	4,633	4,338

Total Liabilities and Shareholders’ Equity	$4,641,122	$4,271,438	$4,234,228

Net Indebtedness
Long-term debt, including current portion	$1,045,663	$996,166	$807,168
Cash, cash equivalents and short-term investments	(404,031)	(178,448)	(373,370)

Total Net Indebtedness	$641,632	$817,718	$433,798

Consolidated Cash Flow Information
(unaudited and in thousands)

	Six Months Ended June 30

	2003	2002

Cash flows from continuing operations:
Net cash used by operating activities	$(180,180)	$(99,672)
Capital expenditures and acquisitions	(53,735)	(151,961)
Proceeds from property, plant and equipment dispositions	8,641	61,540
Cash flows from financing activities	217,667	115,389
Purchases of short term investments	(6,313)	(124,794)
Effect of exchange rate changes	46,517	7,098
Other	(8,002)	2,139

Net increase (decrease) in cash and cash equivalents from continuing operations	24,595	(190,261)
Cash flows from discontinued operations (1)	(247)	18,205

Net increase (decrease) in cash and cash equivalents	24,348	(172,056)
Cash and cash equivalents at January 1	351,110	202,446

Cash and cash equivalents at June 30	$375,458	$30,390

(1)	Discontinued operations relate to Lafarge Florida Inc and are classified as “held-for-sale”.